CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
CORNERSTONE TOTAL RETURN FUND, INC.
Under Section 805 Of The Business Corporation Law

The undersigned, being an authorized officer of CORNERSTONE TOTAL RETURN FUND, INC. (the "Corporation"), does hereby certify:

FIRST. The name of the Corporation is Cornerstone Total Return Fund, Inc. It was formed under the name Excelsior Income Shares, Inc.

SECOND. The Certificate of Incorporation was filed with the Department of State of New York on March 16, 1973. Certificates of Amendment of the Certificate of Incorporation were filed on December 31, 2001, January 28, 2002 and December 22, 2008 with the Department of State of New York.

THIRD. Article Fourth of the Certificate of Incorporation, which sets forth the authorized shares of capital stock of the Corporation, is amended to read as follows

“FOURTH: The aggregate number of shares of capital stock which the Company shall have the authority to issue is fifty million (50,000,000) shares of common stock, all of one class of the par value of one cent ($.01) per share.”

FOURTH. Article Fourth of the Certificate of Incorporation, which sets forth the authorized shares of capital stock of the Corporation, is hereby amended, without amending the numbers of shares authorized, to effect a reclassification of the shares of Common Stock, par value $0.01 per share (the "Common Stock"), currently outstanding (the "Old Shares") so that every four shares of Common Stock issued and outstanding immediately prior to the date of such amendment shall, effective as of the date of such amendment, be reclassified and changed into one share of Common Stock (the "New Shares"). No fractional shares will be issued as a result of the foregoing reclassification. In lieu of issuing fractional shares, the Corporation will pay cash to any shareholder who otherwise would have been entitled to receive a fractional share as a result of the foregoing reclassification. As a result of the foregoing reclassification, the par value of the Corporation's Common Stock will not change. As a result of the foregoing reclassification, the 17,908,591 currently issued and outstanding Old Shares will be changed into 4,477,147 issued and outstanding New Shares. The 32,091,409 shares of Common Stock currently authorized but unissued shall remain authorized but unissued shares of Common Stock and the amendment shall add 13,431,444 authorized but unissued shares totaling 45,522,853. The stated capital of the Corporation resulting from the decrease in the issued and outstanding shares of Common Stock will be reduced from $179,085.91 to $44,771.47. The stated capital of the Corporation resulting from the increase in the authorized but unissued shares of Common Stock will be increased from $320,914.09 to $455,228.53.

FIFTH. To effectuate the foregoing, Article Fourth of the Certificate of Incorporation, which refers to the authorized shares of the Corporation, is amended to read as follows:

“FOURTH: The aggregate number of shares of capital stock which the Company shall have the authority to issue is fifty million (50,000,000) shares of common stock, all of one class of the par value of one cent ($.01) per share.”

SIXTH. The foregoing Article Third of this Certificate of Amendment of the Certificate of Incorporation was authorized by a unanimous vote of the Board of Directors, at a meeting held on February 8, 2013, followed by the vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of the stockholders. The foregoing Articles Fourth and Fifth of this Certificate of Amendment of the Certificate of Incorporation was authorized by a vote of the majority of the Board of Directors, at a meeting held on October 14, 2014, followed by the vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of the stockholders.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this day 26 of December, 2014.

CORNERSTONE TOTAL RETURN FUND, INC.

By: /s/ Ralph W. Bradshaw

Ralph W. Bradshaw
President